Filed Pursuant to Rule 424(b)(5)

Registration No. 333-180526

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold and offers of these securities may not be accepted until this preliminary prospectus supplement is delivered in final form. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, dated April 1, 2014

Prospectus Supplement

(To Prospectus dated April 3, 2012)

$500,000,000

Crown Castle International Corp.

    % Senior Notes due 2022

We are offering $500,000,000 aggregate principal amount of     % Senior Notes due 2022. The notes will bear interest at a rate of     % per year, payable on              and              of each year, beginning                     , 2014. The notes will mature on                     , 2022.

At our option, we may redeem some or all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, plus a specified “make-whole” premium described under “Description of Notes—Optional Redemption.” In addition, on or before                     , 2017, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at the price listed under “Description of Notes—Optional Redemption.” If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be senior unsecured obligations of Crown Castle International Corp. and will rank equally with all of our existing and future senior indebtedness and senior to all of our future subordinated indebtedness. The notes will effectively rank junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. Our subsidiaries will not be guarantors of the notes.

For a more detailed description of the notes, see “Description of Notes,” beginning on page S-17.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note	Total
Price to the public(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds to Crown Castle International Corp. (before expenses)(1)	$	$

(1)	Plus accrued interest, if any, from April , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Barclays, on behalf of the underwriters, expects to deliver the notes in book-entry form on or about April     , 2014.

Joint Book-Running Managers

Barclays	Credit Agricole CIB	BofA Merrill Lynch	TD Securities

RBC Capital Markets	RBS	SunTrust Robinson Humphrey	Morgan Stanley

J.P. Morgan	Mitsubishi UFJ Securities		Citigroup

Co-Managers
BBVA	Wells Fargo Securities	SMBC Nikko	PNC Capital Markets LLC

Prospectus Supplement dated                     , 2014

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context otherwise requires, the terms “Crown Castle,” “we,” “our,” “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, and its subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and our debt securities and capital stock. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in, or incorporated by reference in, this prospectus supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters that are based on our management’s expectations as of the filing date of this prospectus supplement with the Securities and Exchange Commission (“SEC”). Statements contained in, or incorporated by reference in, this prospectus supplement that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” any variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements include plans, projections and estimates and are found at various places throughout this prospectus supplement and the documents incorporated by reference herein. Such forward-looking statements include (1) expectations regarding anticipated growth in the wireless communication industry, carriers’ investments in their networks, new tenant additions, cancellations of customer contracts, including the impact of Sprint decommissioning its iDEN network, customer consolidation or ownership changes or demand for our wireless infrastructure, (2) availability of cash flows and liquidity for, or plans regarding, future discretionary investments including capital expenditures, (3) anticipated growth in our future revenues, margins, Adjusted EBITDA and operating cash flows, (4) expectations regarding the credit markets, our availability and cost of capital or our ability to service our debt and comply with debt covenants and the benefits of any future refinancings, (5) the potential advantages, benefits or impact of, or opportunities created by, converting to a real estate investment trust (“REIT”), (6) our intention to pursue certain steps and corporate actions in connection with our REIT conversion, including our future inclusion of REIT-related ownership limitations and transfer restrictions related to our capital stock, (7) our expected dividend policy, including the timing, the amount or growth of any dividends and (8) the use of net proceeds from this offering.

S-ii

These forward-looking statements should, therefore, be considered in light of various risks, uncertainties, assumptions and other important factors, including those set forth or incorporated by reference in this prospectus supplement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include those factors described in the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, page 3 of the accompanying prospectus and page 7 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC, and that are incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the other documents incorporated by reference herein. Readers also should understand that it is not possible to predict or identify all such factors and that the risk factors as listed in our filings should not be considered a complete statement of all potential risks and uncertainties.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and may not contain all the information that may be important to you. Accordingly, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial data and related notes, before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the section entitled “Where You Can Find More Information” in this prospectus supplement. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC, to determine whether an investment in the notes is appropriate for you.

The Business

We own, operate and lease shared wireless infrastructure, including: (1) towers and other structures, such as rooftops (collectively, “towers”), and to a lesser extent, (2) distributed antenna systems, a type of small cell network (“small cells”), and (3) interests in land under third party towers in various forms (“third party land interests”). Unless the context otherwise suggests or requires, references herein to “wireless infrastructure” include towers, small cells and third party land interests. As of December 31, 2013, we owned, leased or managed approximately 39,600 towers in the United States, including Puerto Rico (“U.S.”), and approximately 1,700 towers in Australia. As of December 31, 2013, we owned, including fee interests and perpetual easements, land and other property interests, including rooftops (collectively, “land”), on which approximately one-third of our site rental gross margin is derived, and we leased, subleased, managed or licensed the land interests on which approximately two-thirds of our site rental gross margin is derived. Our customers include many of the world’s major wireless communication companies, including Sprint, T-Mobile, AT&T and Verizon Wireless, in the U.S. and Vodafone Hutchison Australia (a joint venture between Vodafone and Hutchison), Optus and Telstra in Australia.

Our core business is providing access, including space or capacity, to our towers, and to a lesser extent, to our small cells and third party land interests via long-term contracts in various forms, including license, sublease and lease agreements (collectively, “contracts”). Our wireless infrastructure can accommodate multiple customers for antennas and other equipment necessary for the transmission of signals for wireless communication devices. We seek to increase our site rental revenues by adding more tenants on our wireless infrastructure, which we expect to result in significant incremental cash flows due to our relatively fixed operating costs. Site rental revenues represented 83% of our 2013 consolidated revenues.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of December 31, 2013, approximately 56% and 71% of our towers in the U.S. were located in the 50 and 100 largest U.S. basic trading areas, respectively, with a significant presence in each of the top 100 U.S. basic trading areas. In Australia, approximately 56% of our towers are located in seven major metropolitan areas.

To a lesser extent, we also provide certain network services relating to our wireless infrastructure, primarily consisting of antenna installations or subsequent augmentations, as well as additional site development services relating to our wireless infrastructure.

Our principal executive offices are located at 1220 Augusta Drive, Suite 600, Houston, Texas 77057, and our telephone number is (713) 570-3000.

Recent Developments

REIT Election

Effective January 1, 2014, we commenced operating as a REIT for U.S. federal income tax purposes. As a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. We may, however, be subject to certain federal, state, local, and foreign taxes on our income or assets, including alternative minimum taxes, taxes on any undistributed income, and state, local, or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Internal Revenue Code of 1986, as amended (the “Code”), to maintain qualification for taxation as a REIT.

Our small cells have been initially included in one or more wholly-owned taxable REIT subsidiaries (“TRSs”). We have submitted a private letter ruling request with the Internal Revenue Service (“IRS”) regarding whether certain components of our small cell business and the related rents qualify as real property under Section 856 of the Code and thus can be included in our REIT. Additionally, we have included in TRSs our tower operations in Australia and may include certain other assets and operations in TRSs. Those TRS assets and operations will continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which such assets and operations are located. Our foreign assets and operations (including our tower operations in Puerto Rico and Australia) most likely will be subject to foreign income taxes in the jurisdictions in which such assets and operations are located, regardless of whether they are included in a TRS or not.

To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income, after the utilization of our net operating loss carryforwards (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Our determination as to the timing and amount of future dividends that we may make as a REIT will be based on a number of factors, including investment opportunities around our core business and our federal net operating losses of approximately $2.2 billion.

In connection with completing the steps necessary to qualify to operate as a REIT, in December 2013 we de-recognized the net deferred tax assets and liabilities related to the entities included in the REIT resulting in a corresponding net non-cash income tax charge of $67.4 million. The de-recognition of the deferred tax assets and liabilities was recorded upon completion of all necessary actions to qualify as a REIT and receipt of final approval from our board of directors.

See the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

Dividend Policy and Dividend Declaration

On October 21, 2013, we announced our expectation to initiate a quarterly dividend on shares of common stock of $0.35 per share beginning in the first quarter of 2014. On February 20, 2014, our board of directors declared a quarterly cash dividend to our common stockholders. The quarterly dividend of $0.35 per common share was paid on March 31, 2014 to stockholders of record at the close of business on March 20, 2014. The declaration, amount, and payment of future dividends are subject to the final determination of our board of directors based on then-current and anticipated future conditions, including earnings, net cash provided by operating activities, capital requirements, financial condition, relative market capitalization, existing federal net operating losses, or other factors deemed relevant by our board of directors.

THE OFFERING

The summary below describes the principal terms of the notes and may not contain all of the information that may be important to you. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we”, “our” and “us” refer only to Crown Castle International Corp. and not to its consolidated subsidiaries.

Issuer	Crown Castle International Corp., a Delaware corporation

Guarantees	None

Securities Offered	$500,000,000 principal amount of % Senior Notes due 2022.

Maturity	, 2022.

Interest Rate and Payment Dates	The notes will have an interest rate of % per annum, payable in cash on and of each year, commencing , 2014.

Optional Redemption	At our option, we may redeem some or all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, plus a specified “make-whole” premium described under “Description of Notes—Optional Redemption.” In addition, on or before , 2017, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at the price listed under “Description of Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior indebtedness and senior to all of our future subordinated indebtedness. The notes will effectively rank junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Substantially all of our significant assets are the capital stock of our subsidiaries and the notes will not be guaranteed by our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including borrowings under their credit facilities. As of March 31, 2014, our subsidiaries had a total of approximately $9.4 billion of outstanding indebtedness, all of which was secured, and had approximately $1.1 billion of additional unused borrowing availability under our revolving credit facility.

Mandatory Offer to Repurchase	If we sell certain assets, or experience specific kinds of changes of control, we must offer to repurchase the notes at the price listed under “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A. The terms of the notes will, among other things, restrict our ability and the ability of our subsidiaries to:

•	borrow money or issue preferred stock;

•	pay dividends on or repurchase capital stock;

•	make investments;

•	use assets as security in other transactions; and

•	sell assets or merge with or into other companies.

The covenants are subject to a number of exceptions and qualifications. In addition, if the notes are assigned an investment grade rating by Moody’s and Standard & Poor’s and no default or event of default has occurred or is continuing, certain covenants relating to the notes will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants would be reinstituted. For more details, see “Description of Notes—Certain Covenants.”

Trading and Listing	The notes will not be listed on any securities exchange. The notes are a new issue of securities for which there is currently no public trading market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. See “Risk Factors—Risks Relating to the Notes and Our Debt Structure—There is no public market for the notes, a market may not develop and you may have to hold your notes to maturity.”

Use of Proceeds	We expect to receive net proceeds of approximately $494 million from the sale of the notes to the underwriters, after deducting underwriting discounts and commissions and other offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, to purchase or redeem all of our outstanding 7.125% Senior Notes due 2019 (the “7.125% Notes”) and to pay fees and expenses related to the foregoing. As of the date of this prospectus supplement, there was $500 million aggregate principal amount of the 7.125% Notes outstanding. See “Use of Proceeds”.

Risk Factors

See the “Risk Factors” sections beginning on page S-7 of this prospectus supplement, page 3 of the accompanying prospectus and page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC, for a discussion of factors to which you should refer and carefully consider prior to making an investment in the notes.

Corporate Structure

The chart below depicts, as of December 31, 2013, our summary and simplified corporate structure and our approximate outstanding indebtedness, adjusted to reflect this offering and the use of proceeds therefrom as set forth under “Use of Proceeds” in this prospectus supplement.(1)

(1)	Outstanding indebtedness amounts in this chart exclude the aggregate principal amount of indebtedness repurchased and held by the Company as of December 31, 2013. This chart does not reflect unamortized issuance discount and unamortized purchase price adjustments. See “Capitalization.”
(2)	We have total revolving commitments under our revolving credit facility of $1.5 billion. As of March 31, 2014, we had approximately $1.1 billion of unused borrowing availability under our revolving credit facility.
(3)	If the Senior Secured Tower Revenue Notes are not repaid in full by their respective “anticipated repayment dates” in 2015, 2017 and 2020, as applicable, then substantially all of the cash flows of the issuers of such notes must be applied to make principal payments on the applicable Senior Secured Tower Revenue Notes thereafter. In addition, if the Senior Secured Tower Revenue Notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable Senior Secured Tower Revenue Notes will increase as provided therein. See “Capitalization.”
(4)	If the WCP notes (as defined below) are not repaid in full by their respective rapid amortization dates in 2017, then substantially all of the cash flows of the issuers of such WCP notes must be applied to make principal payments on the applicable WCP notes thereafter. In addition, if the WCP notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable WCP notes will increase as provided therein. See “Capitalization.”

(5)	Scheduled principal payments on the Series 2009-1 notes, Class A-1, are payable on each monthly payment date until August 2019. Beginning in September 2019, scheduled principal payments on the Series 2009-1 notes, Class A-2, will be payable on each monthly payment date until August 2029.
(6)	All other Crown Castle Operating Company subsidiaries other than (i) foreign subsidiaries, (ii) immaterial subsidiaries and (iii) certain unrestricted subsidiaries, are guarantors under, and provide certain collateral support in respect of, our revolving credit facility and term loan facilities.

RISK FACTORS

Investing in the notes involves risks. Before purchasing any notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Relating to Our Business

The risks, uncertainties and assumptions associated with our business include:

•	Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•	A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land interests under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	The expansion and development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•	If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•	Certain provisions of our certificate of incorporation, by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Risks Relating to Our REIT Election

The risks, uncertainties and assumptions associated with our REIT election include:

•	Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions may impact the availability or cost of such financing, which could hinder our ability to grow our per share results of operations.

•	Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•	Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•	If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock, or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

•	We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	We expect to pursue certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.

The present U.S. federal income tax treatment of REITs is subject to change, possibly with retroactive effect, by legislative, judicial or administrative action at any time, and any such change might adversely affect our REIT status or benefits.

Risks Relating to the Notes and Our Debt Structure

We are a holding company. Holders of the notes will be effectively subordinated to all our subsidiaries’ indebtedness and obligations, and the notes will be unsecured obligations.

We conduct all of our operations through our subsidiaries. Accordingly, our only source of cash to pay interest and principal on our outstanding indebtedness is distributions relating to our ownership interests in our subsidiaries from the net earnings and cash flow generated by such subsidiaries or from proceeds of debt or equity offerings. Earnings and cash flow generated by our subsidiaries are first applied by such subsidiaries to conduct their operations, including the service of their respective debt obligations under our subsidiaries’ Senior Secured Tower Revenue Notes, 2.381% Senior Secured Notes due 2017, 3.849% Senior Secured Notes due 2023, Senior Secured Series 2009-1 notes (the “Series 2009-1 notes”), Series 2010-1 WCP notes (the “WCP notes”), revolving credit facility and term loans, as the case may be, after which any excess cash flow generally may be paid to us, in the absence of any special conditions such as a continuing event of default. However, our subsidiaries are legally distinct from us and, unless they guarantee such debt, have no obligation to pay amounts due on our debt or to make funds available to us for such payment.

The notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. The indenture governing the notes will, subject to some limitations, permit our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by those subsidiaries. In addition, the indenture governing the notes will not limit the ability of such subsidiaries to grant liens on their assets to secure their indebtedness. The indenture governing the notes will also not restrict our ability to refinance indebtedness of Crown Castle with indebtedness of one of its subsidiaries to the extent it could otherwise incur such indebtedness. As of March 31, 2014, our subsidiaries had approximately $9.4 billion of outstanding indebtedness, all of which was secured and structurally senior to the notes, and had approximately $1.1 billion of additional unused borrowing availability under our revolving credit facility. Under the terms of our subsidiary debt, the ability of certain of our subsidiaries to pay dividends or make distributions to us may be materially restricted.

There can be no assurance that our subsidiaries will generate sufficient cash flow to meet their respective obligations under the applicable debt instruments, nor can we give assurance that excess cash flow, if any, of our subsidiaries will be available for payment to us or sufficient to satisfy our debt obligations, including interest and principal payments on the notes. For example, the terms of our Senior Secured Tower Revenue Notes, Series 2009-1 notes and WCP notes place restrictions on the ability of the subsidiaries that are the issuers of such debt to pay excess cash flow to us if a specified debt service coverage ratio (as defined in the applicable governing agreement) as of the end of any calendar quarter falls below a certain level. In addition, the WCP notes also place restrictions on the ability of the subsidiaries that are the issuers of such debt to pay excess cash flow to us if a Non-Performing Wireless Site Contract Ratio (as defined in the applicable governing agreement) exceeds a certain level. In addition, in the event we do not repay our Senior Secured Tower Revenue Notes by their respective anticipated repayment dates in 2015, 2017 and 2020, then substantially all the cash flow of the issuers of such notes must be applied to make principal payments on the Senior Secured Tower Revenue Notes. In addition, in the event we do not repay the WCP notes by their respective rapid amortization dates in 2017, then substantially all the cash flow of the issuers of such WCP notes must be applied to make principal payments on the WCP notes. Scheduled principal payments on the Series 2009-1 notes, Class A-1, are payable on each monthly payment date until August 2019, and beginning in September 2019, scheduled principal payments on the Series 2009-1 notes, Class A-2, will be payable on each monthly payment date until August 2029.

Our senior credit facilities, comprised of our revolving credit facility and term loans, are secured by assets of Crown Castle and of certain of its subsidiaries. The notes will be unsecured obligations of Crown Castle, which is a holding company. Accordingly, even if an event of default exists under the indenture governing the notes, our secured lenders could foreclose on our assets and those of our subsidiaries in which they have been granted a security interest, in each case to the exclusion of any holder of the notes.

We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

We have a substantial amount of indebtedness. As of December 31, 2013, after giving effect to this offering and the use of proceeds therefrom, our consolidated indebtedness would have been approximately $11.6 billion, all of which we will need to refinance or repay. There can be no assurances we will be able to refinance our indebtedness (1) on commercially reasonable terms, (2) on terms, including with respect to interest rates, as favorable as our current debt, or (3) at all.

Economic conditions and the credit markets have historically experienced, and may continue to experience, periods of volatility, uncertainty, or weakness. Any renewed financial turmoil, worsening credit environment, weakening of the general economy, or further uncertainty could impact the availability or cost of debt financing, including with respect to any refinancing of the obligations described above or on our ability to draw the full amount of our $1.5 billion revolving credit facility that, as of March 31, 2014, had approximately $1.1 billion of undrawn availability.

If we are unable to refinance or renegotiate our debt, we cannot guarantee that we will be able to generate enough cash flows from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In such an event, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations. Failure to refinance indebtedness when required could result in a default under such indebtedness and materially restrict our ability to pay amounts due on the notes. Assuming we meet certain financial ratios, we have the ability under our debt instruments to incur additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

As a result of our substantial indebtedness:

•	we may be more vulnerable to general adverse economic or industry conditions;

•	we may find it more difficult to obtain additional financing to fund discretionary investments or other general corporate requirements or to refinance our existing indebtedness;

•	we may have more difficulty satisfying our obligations with respect to the notes;

•	we are or will be required to dedicate a substantial portion of our cash flows from operations to the payment of principal or interest on our debt, thereby reducing the available cash flows to fund other projects, including certain discretionary investments;

•	we may have limited flexibility in planning for, or reacting to, changes in our business or in the industry;

•	we may have a competitive disadvantage relative to other companies in our industry with less debt;

•	we may be adversely impacted by changes in interest rates;

•	we may be required to issue equity securities or securities convertible into equity or sell some of our assets, possibly on unfavorable terms, in order to meet payment obligations;

•	we may be limited in our ability to take advantage of strategic business opportunities, including wireless infrastructure development or mergers and acquisitions; or

•	we could fail to qualify for taxation as a REIT as a result of limitations on our ability to declare and pay dividends to stockholders as a result of restrictive covenants in our debt instruments.

Currently we have debt instruments in place that limit in certain circumstances our ability to incur indebtedness, pay dividends, create liens, sell assets, or engage in certain mergers and acquisitions, among other things. Certain of our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the financial ratio covenants under these instruments or to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of a substantial portion of our long-term indebtedness, including the notes, to be accelerated. Furthermore, if the limits on our ability to pay dividends prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts. If our operating subsidiaries were to default on their debt, the trustee could seek to foreclose the collateral securing such debt, in which case we could lose the wireless infrastructure and the revenues associated with the wireless infrastructure.

We may not be able to purchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific events, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and we may be unable to receive distributions or advances from our subsidiaries in the future sufficient to meet such repurchase obligation. In addition, a change of control may also accelerate obligations to repurchase amounts outstanding under our and our subsidiaries’ indebtedness and require us (or our subsidiaries), among other things, to make similar offerings in respect of our and their outstanding indebtedness. In addition, restrictions under future debt instruments may not permit us to repurchase the notes. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes. See “Description of Notes—Repurchase at the Option of Holders.”

There is no public market for the notes, a market may not develop and you may have to hold your notes to maturity.

The notes are a new issue of securities and there is no existing trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes, as permitted by applicable law and regulations. However, they are not obligated to do so and may discontinue any market making activities with respect to the notes at any time without notice. If a trading market for the notes develops, no assurance can be given as to how liquid that trading market will be. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and the holders of the notes will lose the protection of those covenants.

The indenture governing the notes contains certain covenants that will be suspended and cease to have any effect during such time from and after the first date when the notes are rated investment grade by both Standard & Poor’s and Moody’s. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.” These covenants restrict, among other things, our use of proceeds from asset sales and our ability to pay dividends, incur additional debt and enter into certain types of transactions, including transactions with affiliates. Because these restrictions would not apply to the notes at any time that the notes are rated investment grade, the terms of the notes would not be able to prevent us from incurring substantial additional debt. However, there can be no assurance that the notes will achieve an investment grade rating or that, if achieved, any such rating would be maintained. If, after these covenants are suspended, either Standard & Poor’s or Moody’s were to downgrade its rating of such notes to a non-investment grade level, the covenants would be reinstated and the holders of the notes would again have the protection of these covenants. However, any indebtedness incurred or other transactions entered into during such time as the notes were rated investment grade would be permitted to remain in effect.

Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void our obligations or take other actions detrimental to the holders of the notes.

The issuance of the notes may be subject to review under U.S. bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws if a bankruptcy case or lawsuit is commenced by or against us or if a lawsuit is commenced against us by unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time we issued the notes, we:

(1)	issued the notes with the intent to delay, hinder or defraud present or future creditors; or

(2)	(a) received less than reasonably equivalent value or fair consideration for issuing the notes; and

(b)	at the time we issued the notes:

(i)	were insolvent or rendered insolvent by reason of issuing the notes;

(ii)	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses; or

(iii)	intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay such debts as they matured or became due;

then, in either case, a court of competent jurisdiction could (1) void, in whole or in part, the notes and direct the repayment of any amounts paid thereunder to our other creditors, (2) subordinate the notes to our other debt or (3) take other actions detrimental to the holders of the notes.

The measure of insolvency will vary depending upon the law applied in the case. Generally, however, a person would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. An entity may be presumed to be insolvent if it is not paying its debts as they became due.

We cannot predict:

•	what standard a court would apply in order to determine whether we were insolvent as of the date we issued the notes or whether, regardless of the method of valuation, a court would determine that we were insolvent on that date; or

•	whether a court would determine that the payments constituted fraudulent transfers or conveyances on other grounds.

In addition, under U.S. federal bankruptcy law, if a bankruptcy case were initiated by or against us within 90 days after a payment by us with respect to the notes, if we were insolvent at the time of such payment and if certain other conditions were met, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment to us for distribution to other creditors. Certain states have enacted similar insolvency statutes with varying periods and other provisions.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $494 million from the sale of the notes to the underwriters, after deducting underwriting discounts and commissions and other offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, to purchase or redeem all of the outstanding 7.125% Notes and to pay fees and expenses related to the foregoing. As of the date of this prospectus supplement, there was $500 million aggregate principal amount of the 7.125% Notes outstanding.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom.

The following data are qualified in their entirety by our financial statements and other information incorporated by reference herein. You should read this table in conjunction with “Risk Factors” and “Use of Proceeds.”

	As of December 31, 2013
	Actual		As Adjusted
	(dollars in thousands)
			(unaudited)
Cash and cash equivalents(1)	$223,394		$182,644	(2)

Long-term debt:
Revolving Credit Facility (maturing in November 2018/January 2019)(3)(4)	$374,000		374,000
Term Loan A Facility (maturing in November 2018/January 2019)(4)	662,500		662,500
Term Loan B Facility (maturing in January 2019/2021)(5)	2,864,150		2,864,150
Senior Secured Notes, Series 2009-1(6)	179,792	(7)	179,792	(7)
Series 2010-1 WCP Notes(8)	286,171		286,171
January 2010 Senior Secured Tower Revenue Notes(9)	1,900,000		1,900,000
August 2010 Senior Secured Tower Revenue Notes(9)	1,550,000		1,550,000
2.381% Senior Secured Notes due 2017	500,000		500,000
7.125% Senior Notes due 2019	498,332		—
Notes offered hereby	—		500,000
5.250% Senior Notes due 2023	1,649,970		1,649,970
3.849% Senior Secured Notes due 2023	1,000,000		1,000,000
Capital Leases and Other Obligations	129,585		129,585
Total debt	$11,594,500		$11,596,168

Less short-term debt and current maturities	$103,586		$103,586

Total long-term debt	$11,490,914		$11,492,582

Stockholders’ equity:
Total stockholders’ equity	$6,926,717		$6,884,396
Non controlling interest	14,458		14,458

Total equity	$6,941,175		$6,898,854

Total capitalization	$18,535,675		$18,495,022

(1)	Exclusive of restricted cash.
(2)	Inclusive of the effect of this offering and the use of proceeds therefrom. The proceeds of this offering were calculated using gross proceeds of this offering, net of underwriting discounts and commissions and other offering expenses payable by us.
(3)	We have total revolving commitments under our revolving credit facility of $1.5 billion. As of March 31, 2014, we had approximately $1.1 billion of unused borrowing availability under our revolving credit facility.
(4)	Our revolving credit facility and the “Tranche A” term loans, including “Incremental Tranche A” term loans, have maturity dates of November 2018 (or, if the aggregate principal amount of Crown Castle Operating Company’s outstanding “Tranche B” term loans (the maturity date of which has not been extended to a date that is on or after July 31, 2019) is less than or equal to $500.0 million, January 31, 2019).
(5)

The Tranche B term loans, including “Incremental Tranche B” term loans and “Incremental Tranche B-2” term loans, consist as of December 31, 2013 of $2.364 billion of aggregate principal amount due January

2019 and $500.0 million of aggregate principal amount due January 2021. On January 21, 2014, we amended the credit agreement governing our senior credit facilities to extend the maturity date on a portion of the “Tranche B” term loans, including “Incremental Tranche B” term loans, to January 2021. As of the date of the amendment, the “Tranche B” term loans, including “Incremental Tranche B” terms loans and “Incremental Tranche B-2” term loans, consist of $571.3 million aggregate principal amount due January 2019 and $2.293 billion aggregate principal amount due January 2021.
(6)	Includes Senior Secured Notes, Series 2009-1, Class A-1 and Senior Secured Notes, Series 2009-1, Class A-2. See “Corporate Structure”.
(7)	Excludes Senior Secured Notes, Series 2009-1, Class A-2 that have been repurchased by the Company. As of December 31, 2013, the Company had repurchased and held approximately $5.0 million of Senior Secured Notes, Series 2009-1.
(8)	If the WCP notes are not repaid in full by their respective rapid amortization dates in 2017, then substantially all of the cash flows of the issuers of such WCP notes must be applied to make principal payments on the applicable WCP notes thereafter. In addition, if the WCP notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable WCP notes will increase by (x) from and including November 15, 2015 to but excluding November 15, 2017, 5% per annum and (y) from and including November 15, 2017, the rate determined by the servicer for the WCP notes to be the greater of (i) 5% per annum and (ii) the amount, if any, by which the sum of the following exceeds the applicable note rate for such WCP note: (A) the yield to maturity on November 15, 2017 of the United States treasury security having a term closest to seven years, plus (B) 5%, plus (C) the applicable Post-RAD Note Spread applicable to such WCP note.
(9)	If the Senior Secured Tower Revenue Notes are not repaid in full by their respective anticipated repayment dates in 2015, 2017 and 2020, as applicable, then substantially all of the cash flows of the issuers of such notes must be applied to make principal payments on the applicable Senior Secured Tower Revenue Notes thereafter. In addition, if the Senior Secured Tower Revenue Notes are not repaid in full by their anticipated repayment dates, then the interest rates on the applicable Senior Secured Tower Revenue Notes will increase by the greater of (i) 5% per annum over their current rates or (ii) the amount, if any, by which the sum of the following exceeds the note rate for a class of Senior Secured Tower Revenue Notes: the yield to maturity on the applicable anticipated repayment date of the United States treasury security having a term closest to 10 years, plus 5%, plus the post-anticipated repayment date spread for such class of Senior Secured Tower Revenue Notes.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges, the excess (deficiency) of our earnings to cover fixed charges, our ratio of earnings to combined fixed charges and preferred stock dividends and the excess (deficiency) of our earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(dollars in thousands)
Ratio of Earnings to Fixed Charges	—	—	1.3	1.1	1.4
Excess (Deficiency) of Earnings to Cover Fixed Charges	$(190,523)	$(338,105)	$179,542	$98,492	$290,697
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends and Losses on Purchases of Preferred Stock	—	—	1.2	1.1	1.4
Excess (Deficiency) of Earnings to Cover Combined Fixed Charges and Preferred Stock Dividends and Losses on Purchases of Preferred Stock	$(211,329)	$(358,911)	$156,602	$95,863	$279,334

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) from continuing operations before income taxes and fixed charges and less interest capitalized. Fixed charges consist of interest expense, the interest component of operating lease expense and amortization of deferred financing costs.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in the following summary under the subheading “—Certain Definitions.” In this summary, the word “CCIC” refers only to Crown Castle International Corp. and not to any of its Subsidiaries.

CCIC will issue the notes under an indenture and supplemental indenture, or the indenture, between itself and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. In this summary, references to “date of the indenture” refer to the date that the supplemental indenture related to the notes is executed.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as Holders of the notes. You may request copies of the indenture at our address set forth under the heading “Where You Can Find More Information” in this prospectus supplement. A copy of the indenture will be available upon request to the Company.

Brief Description of the Notes

The notes:

•	are senior unsecured obligations of CCIC;

•	rank equally with all existing and future senior indebtedness of CCIC;

•	rank senior to all future subordinated indebtedness of CCIC;

•	effectively rank junior to all secured indebtedness to the extent of the value of the assets securing such indebtedness of CCIC;

•	are structurally subordinated to all existing and future liabilities and obligations of CCIC’s Subsidiaries;

•	accrue interest from the date they are issued at a rate of %, which is payable semiannually, commencing , 2014; and

•	mature on , 2022.

CCIC has covenanted that it will offer to repurchase notes under the circumstances described in the indenture upon:

•	a Change of Control of CCIC; or

•	an Asset Sale by CCIC or any of its Restricted Subsidiaries.

The indenture also contains covenants with respect to the following:

•	Restricted Payments;

•	incurrence of indebtedness and issuance of preferred stock;

•	Liens;

•	dividend and other payment restrictions affecting Subsidiaries;

•	merger, consolidation or sale of assets;

•	transactions with Affiliates;

•	sale and leaseback transactions;

•	limitation on issuances of Guarantees of Indebtedness;

•	business activities; and

•	reports.

In addition, certain covenants will be suspended during any period in which the notes have an investment grade rating from Moody’s and Standard & Poor’s.

The operations of CCIC are conducted through its Subsidiaries and, therefore, CCIC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. CCIC’s Subsidiaries will not be guarantors of the notes, and the notes will be effectively subordinated to all Indebtedness, including all borrowings under our Senior Credit Facility, our Tower Cash Flow Facilities and other liabilities and commitments, including trade payables and lease obligations, of CCIC’s Subsidiaries. Any right of CCIC to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that CCIC is itself recognized as a creditor of such Subsidiary. If CCIC is recognized as a creditor of such Subsidiary, the claims of CCIC would still be subordinate in right of payment to any security interest in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by CCIC. As of March 31, 2014, CCIC’s Subsidiaries had a total of approximately $9.4 billion of outstanding indebtedness, all of which was secured, and had approximately $1.1 billion of additional unused revolving borrowing availability under the Senior Credit Facility. The provisions of our Senior Credit Facility and our Tower Cash Flow Facilities contain restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to CCIC. See “Risk Factors—Risks Relating to the Notes and Our Debt Structure—We are a holding company. Holders of the notes will be effectively subordinated to all our subsidiaries’ indebtedness and obligations, and the notes will be unsecured obligations.”

As of the date of the indenture, all of CCIC’s Subsidiaries will be Restricted Subsidiaries other than Crown Castle Investment Corp. and Crown Castle Investment Corp. II and their respective Subsidiaries. CCIC’s Subsidiaries will not Guarantee the notes.

However, under certain circumstances, CCIC will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally are not subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

The notes initially will be limited in aggregate principal amount to $500 million and will mature on                     , 2022. The indenture governing the notes will allow CCIC to issue an unlimited principal amount of notes in addition to the notes being sold in the offering. The issuance of any of those additional notes will be subject to CCIC’s ability to incur Indebtedness under the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and similar restrictions in the instruments governing CCIC’s other Indebtedness. Any such additional notes will be treated as part of the same class and series as the notes issued in this offering for purposes of voting under the indenture. CCIC will issue the notes in denominations of $2,000 and integral multiples of $1,000 thereafter.

Interest on the notes will accrue at the rate of     % per annum and will be payable in U.S. Dollars semiannually in arrears on              and             , commencing on                     , 2014. CCIC will make each interest payment to Holders of record on the immediately preceding              and             .

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to CCIC, CCIC will make all payments of principal, premium and interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless CCIC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee under the indenture will initially act as the paying agent and registrar for the notes. CCIC may change the paying agent or registrar under the indenture without prior notice to the Holders of the notes, and CCIC or any of its Subsidiaries may act as paying agent or registrar under the indenture.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CCIC is not required to transfer or exchange any notes selected for redemption. Also, CCIC is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At CCIC’s option, we may redeem the notes at any time in whole or in part. If we elect to redeem the notes, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, we assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means Barclays Capital Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors as may be appointed from time to time by us; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Comparable Treasury Price” means (1) the arithmetic average of the Reference Treasury Dealer Quotations for the redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we are given fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Barclays Capital Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, or two other primary treasury dealers selected by us, and each of their respective successors and any other primary treasury dealers selected by us.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

During the period after the date of original issuance of the notes until                     , 2017, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of     % of the principal amount of the notes to be redeemed on the redemption date with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

(2)	the redemption occurs within 120 days of the date of the closing of the Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the notes to be redeemed will be selected in accordance with the procedures of DTC.

No notes of $2,000 of principal amount at maturity or less will be redeemed in part. Notices of redemption will be sent by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption, subject to any condition included in such notice of redemption, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require CCIC to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000, of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus accrued and unpaid interest on the notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, CCIC will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is sent, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, CCIC will, to the extent lawful:

(1)	accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by CCIC.

The paying agent will promptly send to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. CCIC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of such compliance.

The Change of Control purchase feature is a result of negotiations between CCIC and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that CCIC would decide to do so in the future. Subject to the limitations discussed below, CCIC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect CCIC’s capital structure. Restrictions on the ability of CCIC to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” “Certain Covenants—Liens” and “Certain Covenants—Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

The Indebtedness of CCIC’s Subsidiaries limits CCIC’s access to the cash flow of those Subsidiaries and will, therefore, restrict CCIC’s ability to purchase any notes. The terms of such Indebtedness, with certain exceptions, provide that the occurrence of certain change of control events with respect to CCIC constitutes a default under such Indebtedness. In the event that a Change of Control occurs at a time when CCIC’s Subsidiaries are prohibited from making distributions to CCIC to purchase notes, CCIC could cause its Subsidiaries to seek the consent of the holders of such Indebtedness to allow the distributions or could attempt to refinance the Indebtedness that contains the prohibition. If CCIC does not obtain a consent or repay such Indebtedness, CCIC will remain prohibited from purchasing notes. In this case, CCIC’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Indebtedness. Future Indebtedness of CCIC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the Indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require CCIC to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CCIC. Finally, CCIC’s ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by CCIC’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See “Risk Factors—Risks Relating to the Notes and Our Debt Structure—We are a holding company. Holders of the notes will be effectively subordinated to all our subsidiaries’ indebtedness and obligations, and the notes will be unsecured obligations.” There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CCIC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by CCIC and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. In addition, notwithstanding the occurrence of a Change of Control, CCIC will not be obligated to make a Change of Control Offer in the event it has delivered a notice of redemption (which is or has become unconditional) with respect to all of the outstanding notes as provided under “Optional Redemption.” A Change of Control Offer may be made in advance of a Change of Control and conditioned upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. The provisions under the indenture relating to CCIC’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCIC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CCIC to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCIC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

CCIC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	CCIC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	in the case of any Asset Sale in excess of $100.0 million, fair market value is determined by CCIC’s board of directors and evidenced by a resolution of its board of directors set forth in an officers’ certificate delivered to the trustee under the indenture; and

(3)	except in the case of a Tower Asset Exchange, at least 75% of the consideration received in such Asset Sale by CCIC or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above only, each of the following shall be deemed to be cash:

(a)	any liabilities, as shown on CCIC’s or such Restricted Subsidiary’s most recent balance sheet, of CCIC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases CCIC or the Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by CCIC or any Restricted Subsidiary from the transferee that are converted by CCIC or the Restricted Subsidiary into cash within 270 days of the applicable Asset Sale, to the extent of the cash received in that conversion; and

(c)

any Designated Noncash Consideration received by CCIC or any of its Restricted Subsidiaries in an Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed $150.0 million in the aggregate at any time outstanding (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCIC or the Restricted Subsidiary may apply those Net Proceeds to:

(1)	reduce non-subordinated Indebtedness of CCIC;

(2)	reduce Indebtedness or Excluded Capital Lease Obligations of any of CCIC’s Restricted Subsidiaries (including by way of CCIC or a Restricted Subsidiary acquiring outstanding Indebtedness of any Restricted Subsidiary to be held by CCIC or a Restricted Subsidiary to redemption or maturity of such Indebtedness);

(3)	acquire all or substantially all the assets of a Permitted Business;

(4)	acquire Voting Stock of a Permitted Business from a Person that is not a Subsidiary of CCIC; provided that, after giving effect to the acquisition, CCIC or its Restricted Subsidiary owns a majority of the Voting Stock of that Permitted Business; or

(5)	make a capital expenditure or acquire other long-term assets (including long-term land use easements, ground leases and similar land rights) that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, CCIC may temporarily reduce revolving credit borrowings or otherwise apply or invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (whether by election or the passage of time) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, CCIC will be required to make an offer to all Holders of notes, and all holders of other senior Indebtedness of CCIC containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other senior Indebtedness of CCIC that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes, plus accrued and unpaid interest, if any, to the date of purchase. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indenture and the other senior Indebtedness of CCIC. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCIC may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and the other senior indebtedness of CCIC tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, CCIC will select the notes to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

CCIC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Asset Sale Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the notes for reasons outside of the control of CCIC, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by CCIC as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus supplement will be suspended:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Restricted Payments”;

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5)	clause (2)(d) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;

(6)	“—Transactions with Affiliates”;

(7)	“—Limitation on Issuances of Guarantees of Indebtedness”; and

(8)	“—Business Activities.”

During any period that the foregoing covenants have been suspended, CCIC’s board of directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively (or, if either such entity ceases to rate the notes for reasons outside of the control of CCIC, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by CCIC as a replacement agency), the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any period such covenants have been suspended. There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of CCIC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCIC or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCIC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CCIC or to CCIC or a Restricted Subsidiary of CCIC);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCIC) any Equity Interests of CCIC or any direct or indirect parent of CCIC (other than (i) any such Equity Interests owned by CCIC or any of its Restricted Subsidiaries or (ii) any acquisition of Equity Interests deemed to occur upon the exercise of options or restricted stock rights if such Equity Interests represent a portion of the exercise price thereof or taxes due in connection therewith);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes (other than intercompany Indebtedness), except a payment of interest or a payment of principal at Stated Maturity (or within one year of final maturity); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) occurring since the date of the indenture, being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

(2)	CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio would have been no greater than 7.0 to 1 after giving effect to the incurrence of any Consolidated Indebtedness the net proceeds of which are used to finance such Restricted Payment as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of that dividend if at said date of declaration such payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the sale (other than to a Subsidiary of CCIC) of, Equity Interests of CCIC (other than any Disqualified Stock);

(3)	the defeasance, redemption, repurchase, or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of CCIC to the Holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCIC or any Restricted Subsidiary of CCIC held by any member of CCIC’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, restricted stock arrangement, or stock option or similar agreement in effect as of the date of the indenture; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed $15.0 million in any fiscal year; or

(6)	other Restricted Payments in an aggregate amount not to exceed $50.0 million at any time outstanding.

The board of directors of CCIC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by CCIC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of CCIC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by CCIC or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by CCIC and evidenced by an officers’ certificate delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCIC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that CCIC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and CCIC’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been no greater than 7.0 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1)	the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness under the Senior Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CCIC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed $1.5 billion;

(2)	the incurrence by CCIC or its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by CCIC of the Indebtedness represented by the notes to be issued on the date of the indenture;

(4)	the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness since the date of the indenture represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCIC or such Restricted Subsidiary (including any Indebtedness incurred for such purpose within 270 days of such purchase, construction or improvement), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $75.0 million at any one time outstanding;

(5)	the incurrence by CCIC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of CCIC or any of its Restricted Subsidiaries or Disqualified Stock of CCIC (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5) or clause (9) of this paragraph;

(6)	the incurrence by CCIC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCIC and any of its Restricted Subsidiaries; provided, however, that if CCIC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and that:

(A)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCIC or a Restricted Subsidiary; and

(B)	any sale or other transfer of any such Indebtedness to a Person that is not either CCIC or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an incurrence of the Indebtedness by CCIC or the Restricted Subsidiary, as the case may be;

(7)	the incurrence by CCIC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk or (ii) currency exchange risk, and, in either case, not for speculative purposes;

(8)	the guarantee by CCIC or any of its Restricted Subsidiaries of Indebtedness of CCIC or a Restricted Subsidiary of CCIC that was permitted to be incurred by another provision of the indenture;

(9)	the incurrence by CCIC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by CCIC’s Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by CCIC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by CCIC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by CCIC or one of its Restricted Subsidiaries, CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such transaction as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been either (i) no greater than 7.0 to 1 or (ii) less than CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction;

(10)	the incurrence by CCIC or any of its Restricted Subsidiaries of any Indebtedness in respect of (A) performance bonds, bankers’ acceptances, letters of credit, surety or appeal bonds or similar instruments provided by CCIC or any Restricted Subsidiary in the ordinary course of business, (B) the financing of insurance premiums in the ordinary course of business or (C) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which CCIC or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(11)	the incurrence by CCIC or any of its Restricted Subsidiaries of any Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence;

(12)	the incurrence by CCIC or any of its Restricted Subsidiaries of any Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations of CCIC or any Restricted Subsidiary, in each case incurred in connection with the acquisition or disposition of any assets, business or Person by CCIC or any Restricted Subsidiary;

(13)	the incurrence by CCIC or any of its Restricted Subsidiaries of any Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(14)	the incurrence by Foreign Subsidiaries of additional Indebtedness, the proceeds of which are used for ordinary course business purposes, in an aggregate principal amount, at any time outstanding, not to exceed $25.0 million; and

(15)	the incurrence by CCIC or any of its Restricted Subsidiaries since the date of the indenture of additional Indebtedness and/or the issuance by CCIC of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $100.0 million.

The indenture will also provide that CCIC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of CCIC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of CCIC will be deemed to be contractually subordinated in right of payment to any other indebtedness of CCIC solely by virtue of being unsecured or secured on a junior priority basis.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, CCIC will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner (and in any order) that complies with this covenant, including in circumstances where such Indebtedness is otherwise incurred substantially concurrently. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. For the avoidance of doubt, any such accretion or payment is considered, for purposes of clause (5) above, to be permitted and outstanding under the paragraph or clause pursuant to which the underlying Indebtedness was incurred. Indebtedness under the revolving portion of our Senior Credit Facility, if any, outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt, and all other Indebtedness under our Senior Credit Facility or our Tower Cash Flow Facilities outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt.

Liens

CCIC will not, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset directly held by CCIC now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, without providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to CCIC on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2)	pay any indebtedness owed to CCIC;

(3)	make loans or advances to CCIC; or

(4)	transfer any of its properties or assets to CCIC.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Indebtedness or other agreements as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that either (i) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness or agreement as in effect on the date of the indenture or (ii) CCIC determines that any such encumbrance or restriction will not materially affect CCIC’s ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of CCIC, which determination shall be conclusively binding);

(2)

Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred or outstanding pursuant to the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary’s ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of CCIC, which determination shall be conclusively binding;

(3)	encumbrances and restrictions applicable to any Person, as the same are in effect as of the date on which such Person becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Person as in effect on the date on which such Person becomes a Restricted Subsidiary;

(4)	any Indebtedness incurred in compliance with the covenant under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in the good faith judgment of CCIC, which determination shall be conclusively binding) and CCIC determines that any such encumbrance or restriction will not materially affect CCIC’s ability to pay interest or principal on the notes;

(5)	the indenture governing the notes;

(6)	applicable law;

(7)	any instrument governing Indebtedness or Capital Stock of a Person acquired by CCIC or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by CCIC (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

(8)	customary non-assignment and other restrictive provisions in leases, licenses, easements or similar arrangements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (4) in the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” on the property so acquired or under Excluded Capital Lease Obligations with respect to the property subject thereto;

(10)	any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

(11)	Permitted Refinancing Indebtedness, provided that either (i) the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) CCIC determines that any such encumbrance or restriction will not materially affect CCIC’s ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of CCIC, which determination shall be conclusively binding);

(12)	Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Liens” that limit the right of the debtor to transfer the assets subject to such Liens;

(13)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset acquisition agreements, asset disposition agreements and other similar agreements or arrangements;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15)	customary separateness, bankruptcy remoteness and similar provisions included in governing or other documents related to entities structured as special purpose entities in anticipation of financing arrangements, acquisition of assets or similar transactions; provided that CCIC determines that any such encumbrance or restriction will not materially affect CCIC’s ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of CCIC, which determination shall be conclusively binding); and

(16)	Indebtedness permitted to be incurred pursuant to clause (14) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that CCIC determines that any such encumbrance or restriction will not materially affect CCIC’s ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of CCIC, which determination shall be conclusively binding).

Merger, Consolidation or Sale of Assets

CCIC may not:

(1)	consolidate or merge with or into (whether or not CCIC is the surviving corporation); or

(2)	sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless

(a)	either:

(i)	CCIC is the surviving corporation; or

(ii)	the entity or the Person formed by or surviving any such consolidation or merger (if other than CCIC) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been, made is a Person (which, if not a corporation, includes a corporate co-issuer) organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of CCIC under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(c)	immediately after such transaction no Default exists; and

(d)	except in the case of:

(i)	a merger of CCIC with or into a Wholly Owned Restricted Subsidiary of CCIC; and

(ii)	a merger entered into solely for the purpose of reincorporating CCIC in another jurisdiction:

(x)	in the case of a merger or consolidation in which CCIC is the surviving corporation, CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available for income statement purposes, would have been (i) no greater than 7.0 to 1 or (ii) less than CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; or

(y)	in the case of any other such transaction, the Debt to Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been (i) no greater than 7.0 to 1 or (ii) less than CCIC’s Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for CCIC in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption “Certain Definitions.”

Transactions with Affiliates

CCIC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to CCIC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCIC or such Restricted Subsidiary with an unrelated Person; and

(2)	CCIC delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the board of directors of CCIC set forth in an officers’ certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of CCIC.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

(1)	any employment arrangements with any executive officer of CCIC or a Restricted Subsidiary that is entered into by CCIC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

(2)	transactions between or among CCIC and/or its Restricted Subsidiaries;

(3)	payment of reasonable and customary directors’ fees;

(4)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” (including Permitted Investments) and loans or advances to employees made in the ordinary course of business and consistent with past practices;

(5)	the issuance or sale of Equity Interests (other than Disqualified Stock) of CCIC; and

(6)	payments of customary fees by CCIC or any of its Restricted Subsidiaries to any independent investment bank or Affiliate of an independent investment bank made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of CCIC’s board of directors in good faith.

Sale and Leaseback Transactions

CCIC will not enter into any sale and leaseback transaction; provided that CCIC may enter into a sale and leaseback transaction if:

(1)	CCIC could have:

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”; and

(2)	the transfer of assets in the sale and leaseback transaction is permitted by, and CCIC applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances of Guarantees of Indebtedness

CCIC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCIC unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary for so long as such Guarantee of or pledge to secure the payment of such other Indebtedness remains in effect, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of CCIC, of all of CCIC’s stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture governing the notes.

Business Activities

CCIC will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to CCIC and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, CCIC will furnish to the holders of notes and the trustee, within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if CCIC were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K pursuant to Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) or 5.01 (Changes in Control of Registrant) if CCIC were required to file such reports; provided, however, that no such report shall be required to be furnished if CCIC determines in its good faith judgment that the event to be disclosed in such report is not material to the holders of notes or the business, assets, operations, financial position or prospects of CCIC and its Restricted Subsidiaries taken as a whole.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on CCIC’s consolidated financial statements by CCIC’s independent registered public accounting firm. In addition, CCIC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods (including any extensions thereof) specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of notes.

If CCIC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, CCIC will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC’s rules and regulations applicable to a registrant that is not an accelerated filer or a large accelerated filer unless the SEC will not accept such a filing. If, notwithstanding the foregoing, the SEC will not accept CCIC’s filings for any reason, CCIC will post the reports referred to in the preceding paragraph on its website within the time periods specified above.

In the event that the rules and regulations of the SEC permit CCIC and any direct or indirect parent of CCIC to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of CCIC, consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for CCIC will satisfy this covenant, and the indenture will permit CCIC to satisfy its obligations in this covenant with respect to financial information relating to CCIC by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than CCIC and its Subsidiaries, on the one hand, and the information relating to CCIC and its Subsidiaries of CCIC on a standalone basis, on the other hand.

In addition, CCIC agrees that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following constitutes an “Event of Default” under the indenture:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of or premium, if any, on the notes;

(3)	failure by CCIC or any of its Subsidiaries to comply with the provisions described under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by CCIC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

(4)	failure by CCIC or any of its Subsidiaries for 60 days (or 120 days in the case of a failure to comply with the reporting obligations described under the caption “Certain Covenants—Reports”) after notice to comply with any of its other agreements in the indenture or the notes;

(5)	default under any Indebtedness for money borrowed by CCIC or any of its Significant Subsidiaries, or the payment of which is guaranteed by CCIC or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a)	is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of the default (a “Payment Default”); or

(b)	results in the acceleration of the Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(6)	failure by CCIC or any of its Significant Subsidiaries to pay final judgments aggregating (net of amounts covered by insurance policies) in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to CCIC or any of its Restricted Subsidiaries.

However, a default under clause (4) above will not constitute an Event of Default until the trustee under the indenture or the Holders of 25% in principal amount of the outstanding notes notify CCIC of the Default and CCIC does not cure such Default within the time specified after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee under the indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCIC, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the indenture in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee under the indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must send to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, CCIC is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. CCIC is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action CCIC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of CCIC, as such, shall have any liability for any obligations of CCIC under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

CCIC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

(2)	CCIC’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and CCIC’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, CCIC may, at its option and at any time, elect to have the obligations of CCIC released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under “Events of Default and Remedies,” but not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events with respect to CCIC, will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	CCIC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the redemption date, as the case may be, and CCIC must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)	CCIC has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(1)	in the case of Covenant Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel of a nationally recognized law firm in the United States confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(2)	no Default or Event of Default shall have occurred and be continuing either:

(a)	on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

(b)	insofar as Events of Default from bankruptcy or insolvency events with respect to CCIC are concerned, at any time in the period ending on the 91st day after the date of deposit;

(3)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which CCIC or any of its Restricted Subsidiaries is a party or by which CCIC or any of its Restricted Subsidiaries is bound;

(4)	CCIC must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(5)	CCIC must deliver to the trustee under the indenture an officers’ certificate stating that the deposit was not made by CCIC with the intent of preferring the Holders of the notes over the other creditors of CCIC with the intent of defeating, hindering, delaying or defrauding creditors of CCIC or others; and

(6)	CCIC must deliver to the trustee under the indenture an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the notes when (a) CCIC delivers to the trustee for cancellation all notes or (b) all outstanding notes not delivered to the trustee for cancellation become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and CCIC deposits with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption of all outstanding notes.

Amendment, Supplement and Waiver

Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the notes:

(1)	consent to any amendment or supplement to the indenture or the notes; and

(2)	waive any existing default under, or the compliance with any provisions of, the indenture or the notes.

Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the notes shall be included for purposes of the previous sentence.

Without the consent of each Holder affected, an amendment or waiver with respect to any notes held by a non-consenting Holder may not:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption (other than the notice period), but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes;

(3)	reduce the rate of or extend the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7)	waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note; or

(8)	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of notes, CCIC and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for uncertificated notes in addition to or in place of certificated notes;

(3)	provide for the assumption of CCIC’s obligations to Holders of notes in the case of a merger or consolidation;

(4)	make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder in any material respect;

(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

(6)	conform a provision of the indenture or indenture supplement to the extent such provision was intended to be a substantially verbatim recitation of the provision in this “Description of Notes.”

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of CCIC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount at maturity of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture and the notes will be governed by the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture agreement without charge by writing to Crown Castle International Corp., 1220 Augusta Drive, Suite 600, Houston, Texas 77057, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The notes will be initially issued in the form of one or more global notes (collectively, the “Global notes”) registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a Global note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global note purchased by such Persons in this offering. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in a Global note will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Ownership of beneficial interests in a Global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global note.

Payment of principal of and interest on notes represented by a Global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture governing the notes. CCIC has been advised by DTC that upon receipt of any payment of principal of or interest on any Global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global note is exchangeable for certificated notes only if:

(a)	DTC notifies CCIC that it is unwilling or unable to continue as a depositary for such Global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

(b)	CCIC in its discretion at any time determines not to have all the notes represented by such Global note; or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global note.

Any Global note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global note may direct. Subject to the foregoing, a Global note is not exchangeable, except for a Global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global note becomes exchangeable for certificated notes,

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of CCIC maintained for such purposes; and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes, although CCIC may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global note, or any nominee, is the registered owner of such Global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole Holder of the notes represented by such Global note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global note will not be entitled to have the notes represented by such Global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the Holders of any notes under such Global note. Accordingly, each Person owning a beneficial interest in a Global note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the indenture governing the notes. CCIC understands that under existing industry practices, in the event that CCIC requests any action of Holders or that an owner of a beneficial interest in a Global note desires to give or take any action which a Holder is entitled to give or take under the indenture governing the notes, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised CCIC that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of CCIC, the trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of such Person or any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or in connection with the acquisition of the assets of such Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or such Person acquiring assets; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated Cash Flow” means, as of any date of determination, the sum of:

(1)	the Consolidated Cash Flow of CCIC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less CCIC’s Tower Cash Flow for such four-quarter period; plus

(2)	the product of four times CCIC’s Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

For purposes of making the computation referred to above:

(1)	acquisitions that have been made by CCIC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income; and

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCIC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issue or sale by CCIC or any of its Restricted Subsidiaries of Equity Interests of any of CCIC’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CCIC or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

(a)	that have a fair market value in excess of $10.0 million; or

(b)	for net proceeds in excess of $10.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1)	a transfer of assets by CCIC to a Restricted Subsidiary or by a Restricted Subsidiary to CCIC or to another Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Subsidiary to CCIC or to another Restricted Subsidiary;

(3)	a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by CCIC and its Subsidiaries;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments”;

(5)	grants of leases or licenses in the ordinary course of business;

(6)	disposals of Cash Equivalents;

(7)	any disposition of property or equipment that has become damaged, worn out or obsolete or that is no longer useful in the conduct of the business of CCIC and its Restricted Subsidiaries;

(8)	dispositions in connection with the foreclosure of any Lien not prohibited by the indenture;

(9)	licenses or sublicenses of intellectual property;

(10)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)	any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement.

“Asset Sale Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with

GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of CCIC;

(3)

CCIC becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as, such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares);

(4)	the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

(5)	CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and actual net payments made (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)	the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

(2)	the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

For the avoidance of doubt, Consolidated Indebtedness shall not include Indebtedness of any Restricted Subsidiary acquired by CCIC or a Restricted Subsidiary and which is to be held by CCIC or a Restricted Subsidiary to redemption or maturity of such Indebtedness. Consolidated Indebtedness shall also be calculated on a pro forma basis to exclude (i) any Indebtedness incurred on such date that is incurred (including as a result of classification pursuant to the last paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) as Permitted Debt and (ii) any Indebtedness which is redeemable pursuant to its terms and which has been unconditionally called for redemption with a scheduled redemption date within 45 days of the date of determination.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person other than CCIC that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(3)	the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Tangible Assets” means, with respect to CCIC, the total consolidated assets of CCIC and its Restricted Subsidiaries, less the total intangible assets of CCIC and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of CCIC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of CCIC who:

(1)	was a member of such board of directors on the date of the indenture; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Covenant Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means, with respect to CCIC or any Restricted Subsidiary, one or more debt facilities, including the agreements governing our Senior Credit Facility, our Tower Cash Flow Facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances and other similar obligations or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Debt to Adjusted Consolidated Cash Flow Ratio” means, as of any date of determination, the ratio of:

(1)	the Consolidated Indebtedness of CCIC as of such date to

(2)	the Adjusted Consolidated Cash Flow of CCIC as of such date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by CCIC or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation less the amount of cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that by its terms authorizes the issuer to satisfy in full its obligations upon maturity, redemption, exchange or repurchase thereof or otherwise, by the delivery of Capital Stock that is not Disqualified Stock, will not be Disqualified Stock; provided, further, however that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCIC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption “Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private primary offering for cash of common stock of CCIC (other than public offerings of common stock of CCIC registered on Form S-8 or any successor form).

“Event of Default” has the meaning set forth above under the caption “Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Excluded Capital Lease Obligations” shall mean Capital Lease Obligations (or obligations pursuant to consolidated variable interest entities accounting that would otherwise be reflected as a liability) in respect of interests in real property on which cell towers of CCIC or a Subsidiary of CCIC are located in an aggregate principal amount not to exceed $200.0 million at any one time outstanding.

“Existing Indebtedness” means Indebtedness of CCIC and its Subsidiaries in existence, and in such amount as is outstanding, on the date of the indenture.

“Foreign Subsidiary” means any Restricted Subsidiary of CCIC that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations (to the extent of any payment that has become due and payable), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided that “Indebtedness” shall not include any Excluded Capital Lease Obligations. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations described above; provided that, in the case of any Indebtedness issued with original issue discount, the amount of such Indebtedness will be the accreted value thereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CCIC or any Restricted Subsidiary of CCIC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCIC or a Restricted Subsidiary of CCIC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CCIC, CCIC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Legal Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

(a)	any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

(b)	the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Excluded Capital Lease Obligations of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by CCIC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

(2)	taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be applied to the repayment of Indebtedness or Excluded Capital Lease Obligations secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5)	the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by CCIC or any Restricted Subsidiary after such Asset Sale; and

(6)	without duplication, any reserves that CCIC’s board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Payment Default” has the meaning set forth above under the caption “Events of Default and Remedies.”

“Permitted Business” means any business conducted by CCIC and its Restricted Subsidiaries on the date of the indenture and any other business reasonably related, ancillary or complementary to any such business.

“Permitted Investment” means:

(1)	any Investment in CCIC or in a Restricted Subsidiary of CCIC;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of CCIC; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCIC or a Restricted Subsidiary of CCIC;

(4)	any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCIC;

(6)	receivables created in the ordinary course of business;

(7)	loans or advances to employees made in the ordinary course of business since the date of the indenture not to exceed $4.0 million at any one time outstanding;

(8)	securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(9)	Investments since the date of the indenture of up to an aggregate of $100.0 million outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(10)	other Investments in Permitted Businesses since the date of the indenture not to exceed an amount equal to $10.0 million plus 2.5% of CCIC’s Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(11)	stock, obligations, securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, CCIC or any Restricted Subsidiary, in satisfaction of judgments, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(12)	Hedging Obligations permitted under clause (7) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “Certain Covenants—Liens”;

(14)	Guarantees not prohibited by the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15)	any Investment deemed to result from variable interest entities accounting in respect of lease payments made with respect to interests in real property on which cell towers of CCIC or a Subsidiary of CCIC are located; and

(16)	any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person to the extent such Investment exists on the date of the indenture, and any extension, modification or renewal of any such Investment existing on the date of the indenture, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date of the indenture).

“Permitted Liens” means:

(1)	Liens existing on the date of the indenture;

(2)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(3)	Liens securing Indebtedness permitted to be incurred under clause (4) of the second paragraph of the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	Liens securing Indebtedness under the Senior Credit Facility permitted to be incurred under clause (1), (2) or (5) of the second paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	Liens incurred in the ordinary course of business of CCIC since the date of the indenture with respect to obligations that do not exceed $15.0 million at any one time outstanding and that:

(a)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade, credit in the ordinary course of business); and

(b)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by CCIC or such Restricted Subsidiary;

(6)	Liens on property at the time CCIC acquires such property, including any acquisition by means of a merger or consolidation with or into CCIC; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property of CCIC (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(7)	Pledges of stock or other equity interests of CCIC’s direct Subsidiaries and pledges of intercompany indebtedness between or among CCIC and its Subsidiaries (and books and records, proceeds and products of the foregoing), in each case securing Indebtedness permitted to be incurred under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(8)	Liens to secure any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings (or successive amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings), in whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3), (4) and (6); provided, however, that (A) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of: (i) the outstanding principal amount, or, if issued with original issue discount, the aggregate accreted value of, or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (1), (3), (4) or (6) at the time such original Lien became a Permitted Lien under the indenture governing the notes; and (ii) an amount necessary to pay any fees, underwriting discounts and other costs and expenses, including premiums, related to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCIC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCIC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has (i) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a final maturity date later than 90 days after the scheduled final maturity of the notes; provided that, for purposes of clause (2)(i), in the case of any

Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded that contains an anticipated repayment date by which such Indebtedness must be repaid in full in order to avoid dividend or other cash trap restrictions, the final maturity date of such Indebtedness (for purposes of determining the Weighted Average Life to Maturity) shall be deemed to be such anticipated repayment date; and

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth above under the caption “Certain Covenants—Restricted Payments.”

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Credit Facility” means that certain Credit Agreement dated as of January 31, 2012, among CCIC, Crown Castle Operating Company, as borrower, the lenders and issuing banks from time to time party thereto and The Royal Bank of Scotland plc, as administrative agent, including any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, investor, lender or group of investors or lenders.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that would be a “significant subsidiary” of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to “10 percent” in Rule 1-02(w)(1), (2) and (3) shall mean “5 percent” and that all Unrestricted Subsidiaries of CCIC shall be excluded from all calculations under Rule 1-02(w).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tower Asset Exchange” means any transaction in which CCIC or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by an officers’ certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by CCIC and its Restricted Subsidiaries in such exchange is at least equal to the fair market value (which determination shall be made in the good faith judgment of CCIC) of the assets disposed of in such exchange.

“Tower Assets” means wireless transmission towers and other assets used or usable in a Permitted Business.

“Tower Cash Flow” means, for any period, the Consolidated Cash Flow of CCIC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by CCIC (provided that distributions of cash received by CCIC or its Restricted Subsidiaries that was generated from any Unrestricted Subsidiary’s leasing activities, including with respect to spectrum licenses, shall constitute Tower Cash Flow), all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by CCIC or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

“Tower Cash Flow Facilities” means, with respect to CCIC or any Restricted Subsidiary, the agreements governing the Senior Secured Tower Revenue Notes, Series 2010-1, the Senior Secured Tower Revenue Notes, Series 2010-2, the Senior Secured Tower Revenue Notes, Series 2010-3, the Senior Secured Tower Revenue Notes, Series 2010-4, the Senior Secured Tower Revenue Notes, Series 2010-5, the Senior Secured Tower Revenue Notes, Series 2010-6, the 2.381% Senior Secured Notes due 2017, the 3.849% Senior Secured Notes due 2023, the Senior Secured Notes, Series 2009-1 and the Series 2010-1 WCP Notes or other similar financing arrangements which obligations thereunder are paid from the cash flows generated by the operations of towers, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, investor, lender or group of investors or lenders.

“Unrestricted Subsidiary” means any Subsidiary of CCIC that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)	is a Person with respect to which neither CCIC nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests; and

(2)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness or Excluded Capital Lease Obligations of CCIC or any of its Restricted Subsidiaries.

Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCIC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” CCIC shall be in default of such covenant). Any Subsidiary of an Unrestricted Subsidiary that was properly designated an Unrestricted Subsidiary shall also constitute an Unrestricted Subsidiary. Each of Crown Castle Investment Corp. and Crown Castle Investment II Corp. and their respective subsidiaries shall be considered properly designated and shall constitute Unrestricted Subsidiaries as of the date of the indenture. The board of directors of CCIC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCIC of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2)	no Default would occur or be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership, sale or other disposition of the notes by a holder of the notes on original issuance at the price indicated on the cover of this prospectus supplement. For purposes of this section, references to “Crown Castle”, “we”, “our” and “us” refer to Crown Castle or any successor entity to Crown Castle. This summary is based upon the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our notes, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	passive foreign investment companies;

•	controlled foreign corporations;

•	companies that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates;

•	former long-term permanent residents of the United States;

•	partnerships, other pass-through entities and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock in connection with employment or other performance of services;

•	persons holding our stock as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or other integrated investment; and, except to the extent discussed below:

•	real estate investment trusts;

•	tax-exempt organizations; and

•	foreign investors.

This summary is written for investors that will hold their notes as “capital assets” under the Code.

Your federal income tax consequences may depend on whether or not you are a “U.S. Holder”. For purposes of this summary, a “U.S. Holder” is any beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any beneficial holder of a note other than a partnership or U.S. Holder. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of notes.

The U.S. federal income tax treatment of holders of our notes depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of our notes will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our notes.

Taxation of Holders of Our Notes

U.S. Holders

Interest Income. Generally, stated interest on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting) at the time such payments are accrued or received.

Sale, Exchange, Retirement or Other Disposition of the Notes. Upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

The following discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership, or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. For a discussion of certain U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth below under “—Income Effectively Connected with a U.S. Trade or Business”.

Interest. All payments of interest and principal on the notes made to a Non-U.S. Holder, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States or, in the case of gain recognized by a Non-U.S. Holder who is a non-resident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes. Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes, or gain realized on the sale, exchange, conversion, or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding

U.S. Holders. Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Name	Principal Amount
Barclays Capital Inc.	$
Credit Agricole Securities (USA) Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
TD Securities (USA) LLC	$
RBC Capital Markets, LLC	$
RBS Securities Inc.	$
SunTrust Robinson Humphrey, Inc.	$
Morgan Stanley & Co. LLC	$
J.P. Morgan Securities LLC	$
Mitsubishi UFJ Securities (USA), Inc.	$
Citigroup Global Markets Inc.	$
BBVA Securities Inc.	$
Wells Fargo Securities, LLC	$
SMBC Nikko Securities America, Inc.	$
PNC Capital Markets LLC	$

Total	$

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the notes are purchased by the underwriters, all of the notes must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering.

	Per Note	Total
% Notes due 2022

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at the public offering price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, to certain other dealers a concession not in excess of     % of the principal amount of the notes. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $2.0 million and are payable by us.

The notes will constitute a new series of securities with no established trading market. We will not list the notes on any national securities exchange. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of or the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

Certain of the underwriters or their affiliates are lenders under our senior secured credit facilities. Affiliates of certain underwriters serve other roles under our senior secured credit facilities. The underwriters or their affiliates may in the future be lenders under our senior secured credit facilities or serve other roles under our senior secured credit facilities. Additionally, certain of the underwriters or their affiliates may hold a portion of the 7.125% Notes we intend to purchase or redeem and consequently may receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the notes against payment for the notes on the tenth business day following the date of the pricing of the notes (“T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Accordingly, purchasers who wish to trade notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(A) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Crown Castle for any such offer; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to such underwriter or us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers (as defined by the DFSA). The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or this offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to this offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF THE NOTES

Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statement of Revenues and Certain Expenses of Tower Sites (a component of AT&T Inc.) for the year ended December 31, 2012 included in Exhibit 99.1 of the Crown Castle International Corp. Current Report on Form 8-K/A dated January 17, 2014 has been incorporated herein by reference in reliance upon the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available through the investor relations section of our website at http://investor.crowncastle.com. Except for documents incorporated by reference into this prospectus supplement and the accompanying prospectus as described below, no information in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information should be considered as part of this prospectus supplement.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus supplement (other than information furnished under Items 2.02 or 7.01 of any Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act). This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Definitive Proxy Statement filed April 8, 2013; and

•	our Current Reports on Form 8-K filed December 16, 2013 (relating to Items 2.01 and 9.01) (as amended by Amendment No. 1 to such Form 8-K, filed on Form 8-K/A, on January 21, 2014), January 6, 2014 (two reports), January 21, 2014, February 21, 2014 (relating to Item 5.02) and February 26, 2014.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement and the accompanying prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Crown Castle International Corp., 1220 Augusta Drive, Suite 600, Houston, Texas 77057, (713) 570-3000, or you may visit the investor relations section of our website at http://investor.crowncastle.com for copies of any such document.

This prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular prospectus supplement. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

Debt Securities

Preferred Stock

Common Stock

Warrants

The securities covered by this prospectus may be sold from time to time by Crown Castle International Corp. In addition, selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as are set forth in such prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holder.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our common stock is traded on the New York Stock Exchange under the symbol “CCI.”

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution” on page 23. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors ” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using the “shelf” registration process. Under the shelf registration process, we, or certain of our security holders, may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we or a selling security holder may offer. Each time we, or, under certain circumstances, our security holders, sell securities in a manner not described herein, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus, unless the context otherwise requires, the terms “Crown Castle,” “we,” “our,” “our company,” “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, whose shares of common stock are publicly traded on the New York Stock Exchange under the symbol “CCI,” and its subsidiaries.

References to “securities” include any security that we or our security holders might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and the sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY

We own, operate and lease shared wireless infrastructure, including: (1) towers and other structures, such as rooftops (collectively, “towers”), (2) small cell solutions and technologies (collectively, “Small Cells”), including distributed antenna systems (“DAS”) (a network of antennas for the benefit of wireless carriers which is connected by fiber to communication hubs designed to facilitate wireless communications), and (3) interests in land, including ground lease related assets, under third party towers in various forms (“third party land interests”) (unless the context otherwise suggests or requires, references herein to “wireless infrastructure” include towers, Small Cells and third party land interests). As of December 31, 2011, we owned, leased or managed approximately 23,800 towers, including approximately 22,200 towers in the United States, including Puerto Rico, and approximately 1,600 towers in Australia. As of December 31, 2011, we owned, leased or managed approximately 800 DAS antenna locations, primarily located outdoors, and approximately 150 third party land interests. As of December 31, 2011, we owned in fee or had perpetual or long-term easements in the land and other property interests on which approximately 34% of our site rental gross margin is derived, and we leased, subleased or licensed the land interests on which approximately 65% of our site rental gross margin is derived. In addition, as of December 31, 2011, we managed approximately 600 towers owned by third parties. Our customers include many of the world’s major wireless communication companies, including Verizon Wireless, AT&T, Sprint Nextel and T-Mobile in the United States and Telstra, Optus and a joint venture between Vodafone and Hutchison in Australia.

Our core business is renting space or physical capacity on our towers, Small Cells and, to a lesser extent, third party land interests (collectively, “site rental business”) under long-term contracts in various forms. Our wireless infrastructure can accommodate multiple customers for antennas and other equipment necessary for the transmission of signals for wireless communication devices. Our site rental revenues are derived from this core business, which we are seeking to grow by adding more tenants on our wireless infrastructure. Revenues derived from our site rental business represented approximately 91% of our 2011 consolidated revenues.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of December 31, 2011, approximately 54% and 71% of our towers in the United States and Puerto Rico were located in the 50 and 100 largest United States basic trading areas, respectively, with a significant presence in 92 of the top 100 United States basic trading areas. In Australia, 58% of our towers are located in seven major metropolitan areas.

To a lesser extent, we also provide certain network services relating to our wireless infrastructure, primarily consisting of antenna installation and subsequent augmentation, as well as additional site development services relating to existing and new antenna installations on our wireless infrastructure.

Our principal executive offices are located at 1220 Augusta Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000. We maintain an internet website at www.crowncastle.com. The information contained in or connected to our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in securities issued by Crown Castle described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements, including those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include those factors described in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

Words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the other documents incorporated by reference herein. Readers also should understand that it is not possible to predict or identify all such factors and that the risk factors as listed in our filings with the SEC should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, repayment of indebtedness, the financing of possible acquisitions and investments or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder to be named in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

The following table sets forth our ratio of earnings to fixed charges, the excess (deficiency) of our earnings to cover fixed charges, our ratio of earnings to combined fixed charges and preferred stock dividends and the excess (deficiency) of our earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges	—	—	—	—	1.3

(Deficiency) Excess of Earnings to Cover Fixed Charges	$(318,409)	$(153,219)	$(190,523)	$(338,105)	$179,542

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	—	1.2

(Deficiency) Excess of Earnings to Cover Combined Fixed Charges and Preferred Stock Dividends	$(339,214)	$(174,025)	$(211,329)	$(358,911)	$156,602

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating lease expense, amortization of deferred financing costs and dividends on preferred stock.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of Crown Castle. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or another trustee named in the prospectus supplement. A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, general obligations of Crown Castle and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global notes registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may authenticate and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

•	the title of the debt securities of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

•	the price or prices of the debt securities of the series;

•

any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other debt securities of the series);

•	the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of securities in registered form), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of securities in registered form) or the principal New York office of the trustee (in the case of securities in bearer form), where the principal, premium and interest with respect to debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail or other means;

•

the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•

whether debt securities of the series are to be issued as securities in registered form or securities in bearer form or both and, if securities in bearer form are to be issued, whether coupons will be attached to them, whether securities in bearer form of the series may be exchanged for securities in registered form of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

•

if any debt securities of the series are to be issued as securities in bearer form or as one or more global securities representing individual securities in bearer form of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary bearer security of the series payable with respect to any interest payment date prior to the exchange of such temporary bearer security for definitive securities in bearer form of the series shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary bearer security may be exchanged for one or more definitive securities in bearer form of the series;

•

the obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any issuer’s common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•

if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

•	any changes or additions to the provisions of the indenture dealing with defeasance;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•

the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, are applicable and any corresponding changes to provisions of the indenture as then in effect;

•

any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest, if any, with respect to such debt securities due and payable;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

•	any trustee, authenticating or paying agent, transfer agent or registrar;

•

the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

•

the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:

•	securities in bearer form;

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

•	debt securities with respect to which principal or interest is payable in a foreign or composite currency;

•

debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, or original issue discount debt securities; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Unless otherwise provided in the applicable prospectus supplement, securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

All funds that we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal, premium or interest shall have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

The terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements, in all cases subject to any restrictions or limitations described in the prospectus supplement relating to such debt securities.

Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary, referred to as participants. Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

Payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, any paying agent or registrar for such debt securities nor any agent of ours or the trustee will have any responsibility or liability for:

•

any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests;

•	the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or its participants.

Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement. See “Limitations on Issuance of Securities in Bearer Form” below.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as securities in registered form). Individual debt securities of such series so issued will generally be issued:

•	as securities in registered form in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as securities in registered form;

•	as securities in bearer form in the denomination or denominations specified by us if the debt securities are issuable as securities in bearer form; or

•	as either securities in registered form or securities in bearer form as described above if the debt securities are issuable in either form.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries.

Events of Default

Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities:

•

default in payment of the principal or premium, if any, on the debt securities of that series, when such amount becomes due and payable at maturity, upon acceleration, required redemption or otherwise;

•	failure to pay interest on the debt securities of that series within 30 days of the due date;

•	failure to comply with the obligations described under “—Mergers and Sales of Assets” below;

•

failure to comply for 60 days after notice with any of our other agreements in the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under the fourth clause above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice to us (and to the trustee if such notice is given by the holders), may declare the principal amount of (or in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on the debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of, premium, if any, and accrued interest on the debt securities of that series shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture or debt securities at the request or direction of any of the holders of any series of debt securities, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series has any right to institute any proceeding with respect to the indenture or debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of debt securities;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security of such series for the enforcement of payment of the principal, premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

The indenture provides that if a default with respect to a series of debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the principal or premium, if any, upon acceleration, redemption or otherwise with respect to any debt security of a series when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders.

The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification and Waiver

Modifications and amendments of the indenture, any supplemental indenture and any series of debt securities may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by such modification or amendment.

No such modification or amendment may, without the consent of each holder affected thereby,

•	make any change to the percentage of principal amount of debt securities of any series the holders of which must consent to an amendment;

•	reduce the principal amount of, premium, if any, or interest on, or extend the stated maturity or interest payment periods, of any debt security;

•	make any debt security payable in money or securities other than that stated in such debt security;

•	make any change that adversely affects such holder’s right to require us to purchase a debt security, if any;

•	impair the right to institute suit for the enforcement of any payment with respect to the debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	except as provided under “—Satisfaction and Discharge of the Indenture; Defeasance”, release any security that may have been granted with respect to the debt securities; or

•	waive a default in payment of principal of, premium, if any, or interest on the debt securities of a series or modify any provisions of the indenture relating to modification or amendment thereof.

Without the consent of any holder, we and the trustee may amend the indenture for one or more of the following purposes:

•

to evidence the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations in the indenture and in the debt securities;

•

to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our boards of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in respect of any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any series of debt securities to waive such default);

•

to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•

to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect in any material respect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•

to add to or change any of the provisions of the indenture to provide that securities in bearer form may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to securities in registered form or of principal, premium or interest with respect to securities in bearer form; or to permit securities in registered form to be exchanged for securities in bearer form, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•

to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (a) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (b) become effective only when there is no such debt security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; or

•	to establish the form or terms of debt securities and coupons of any series, as described under “—General” above.

Mergers and Sales of Assets

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other items: (a) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all of our obligations under all of the debt securities and the indenture; (b) we or such successor person shall not immediately thereafter be in default under the indenture; and (c) we shall have provided the trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture. Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise provided for in the prospectus supplement, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following descriptions set forth certain general terms of our common stock and our authorized but unissued preferred stock. The descriptions set forth below are not complete and are subject to, and qualified in their entirety by, our certificate of incorporation and by-laws, the Delaware General Corporation Law, or the DGCL, and, for any series of preferred stock, the certificate of designations relating to such particular series of preferred stock. The particular terms of any series of preferred stock offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to that series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Copies of our certificate of incorporation and by-laws have been filed as exhibits to the registration statement filed with the SEC. You are urged to read our certificate of incorporation and by-laws in their entirety.

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of March 26, 2012, there were 292,929,097 shares of our common stock outstanding and no shares of preferred stock outstanding. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “CCI.”

Common Stock

Voting Rights

Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL.

Dividends and Liquidation Rights

Each share of common stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for that purpose, subject to approval of certain holders of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Under our certificate of incorporation, we may issue up to 20,000,000 shares of preferred stock in one or more series. Our board of directors is authorized, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

Certificate of Incorporation and By-laws

Stockholders’ rights and related matters are governed by the DGCL, our certificate of incorporation and our by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Classified Board of Directors and Related Provisions

Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock are divided into three classes of directors as nearly equal in number as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock.

No Stockholder Action by Written Consent; Special Meeting

The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary, chief executive officer or president at the direction of our board of directors under a resolution adopted by the board or by the chief executive officer.

These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year’s annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors’ position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

Dilution

Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

•	acquire a significant portion of our outstanding securities;

•	engage in any transaction which might result in a change of control of the corporation; or

•	enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Amendments

Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions of our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, the issuance of stockholder rights, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board, but the board may alter, amend or repeal or adopt new by-laws in conflict with certain of the by-law provisions only by a two-thirds vote of the entire board.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL which generally prohibit certain transactions between a Delaware corporation and an interested stockholder for a period of three years after the date such interested stockholder acquired its stock, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder acquired shares;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

•

the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations of Directors’ Liability

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders’ derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Transfer Agent

The Transfer Agent and Registrar for the common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property) and the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures, and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling stockholder. We or any selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and any selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

Our consolidated financial statements and schedule as of December 31, 2011, and for the year ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements and schedule as of December 31, 2010, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor relations section of our website at http://investor.crowncastle.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Definitive Proxy Statement filed April 11, 2011;

•	our Current Reports on Form 8-K filed January 12, 2012, February 3, 2012 and February 24, 2012; and

•

the “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 to Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 to Form S-4 filed with the SEC on November 29, 2006, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on January 16, 2009, and any other amendments and reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Crown Castle International Corp., 1220 Augusta Drive, Suite 500, Houston, Texas 77057, (713) 570-3000, or you may visit the investor relations section of our website at http://investor.crowncastle.com for copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

$500,000,000

Crown Castle International Corp.

    % Senior Notes due 2022

P r o s p e c t u s S u p p l e m e n t
, 2014

Joint Book-Running Managers

Barclays	Credit Agricole CIB	BofA Merrill Lynch	TD Securities

RBC Capital Markets	RBS	SunTrust Robinson Humphrey	Morgan Stanley

J.P. Morgan	Mitsubishi UFJ Securities		Citigroup

Co-Managers

BBVA	Wells Fargo Securities	SMBC Nikko	PNC Capital Markets LLC